SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement      [ ] Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       TRIANGLE PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                    [LETTERHEAD OF TRIANGLE PHARMACEUTICALS]

                    4 University Place, 4611 University Drive
                          Durham, North Carolina 27707

                                                                 April 5, 1999

To the Stockholders of
 TRIANGLE PHARMACEUTICALS, INC.:

      You are cordially invited to attend the Annual Meeting of the Stockholders of Triangle Pharmaceuticals, Inc., to be held at The University Club, 3100
Tower Boulevard, Durham, NC 27707 on May 14, 1999 at 10:00 a.m.

      Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement which you are urged to read carefully.

      If you do not plan to attend the Annual Meeting, please sign, date, and return the enclosed proxy promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

      We look forward to seeing you at the Annual Meeting.

                                    David W. Barry, M.D.
                                    Chairman and Chief Executive Officer

                            YOUR VOTE IS IMPORTANT

      In order to assure your representation at the Annual Meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope (to which no postage need be affixed if mailed in the United States).

                         TRIANGLE PHARMACEUTICALS, INC.
                    4 University Place, 4611 University Drive
                          Durham, North Carolina 27707
                               ------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 14, 1999
                               ------------------

To the Stockholders of
  TRIANGLE PHARMACEUTICALS, INC.

      The Annual Meeting of Stockholders of Triangle Pharmaceuticals, Inc. ("Triangle" or the "Company") will be held at The University Club, 3100 Tower Boulevard, Durham, NC 27707 on May 14, 1999 at 10:00 a.m. (the "Annual Meeting") to consider and vote upon the following matters, which are more fully described in the accompanying Proxy Statement:

            1. To elect two (2) directors to the class of directors whose term expires in 2002. The Board has nominated the following persons for reelection at the Annual Meeting: M. Nixon Ellis, Ph.D. and Anthony B. Evnin, Ph.D.

            2. To approve the terms of the issuance by the Company, on December 24, 1998, of 170,000 shares of Series A Preferred Stock, par value $0.001 per share, at a price of $100.00 per share (the "Preferred Stock Financing").

            3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 1999.

            4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. All stockholders of record at the close of business on March 26, 1999 will be entitled to vote at the Annual Meeting and at any adjournment thereof. The transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company.

                              By Order of the Board of Directors


                              Chris A. Rallis, Secretary

April 5, 1999

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                         TRIANGLE PHARMACEUTICALS, INC.
                    4 University Place, 4611 University Drive
                          Durham, North Carolina 27707
                        ---------------------------------
                                 PROXY STATEMENT
                        ---------------------------------
                     For the Annual Meeting of Stockholders
                                   To Be Held
                                  May 14, 1999

      The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Triangle Pharmaceuticals, Inc., a Delaware corporation ("Triangle" or the "Company"), for use at the annual meeting of stockholders to be held on May 14, 1999, and at any adjournment or postponement of the annual meeting (the "Annual Meeting"). The Annual Meeting will be held at 10:00 a.m. at The University Club, 3100 Tower Boulevard, Durham, NC 27707. All stockholders of record on March 26, 1999 will be entitled to notice of and to vote at the Annual Meeting. The Company intends to mail this Proxy Statement and the accompanying proxy (the "Proxy") to stockholders on or about April 8, 1999.

      The mailing address of the principal executive office of the Company is 4 University Place, 4611 University Drive, Durham, North Carolina 27707.

                               PURPOSE OF MEETING

      The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders (collectively, the "Proposals"). Each Proposal is described in more detail in this Proxy Statement.

                         VOTING RIGHTS AND SOLICITATION

Voting

      On March 26, 1999, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 28,927,319 shares of Common Stock and 170,000 shares of Series A Preferred Stock outstanding. Each holder of Common Stock is entitled to one vote on all matters brought before the Annual Meeting. Each holder of Series A Preferred Stock is entitled to approximately
7.9 votes per share of Series A Preferred Stock, voting together with the holders of Common Stock as a single class, on all matters brought before the Annual Meeting, except with respect to Proposal 2 concerning stockholder approval of the terms of the Series A Preferred Stock issuance. With respect to Proposal 2, only the votes of holders of Common Stock will be considered.

      The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or by proxy, shall constitute a quorum at the Annual Meeting. As the holders of all issued and outstanding shares of Series A Preferred Stock represent a total of 1,346,534 possible votes which may be cast at the Annual Meeting, holders of stock (both Common Stock and Series A Preferred Stock) representing a total of 15,136,927 votes present in person or by proxy shall constitute a quorum at the Annual Meeting. Abstentions and broker nonvotes will be counted for purposes of determining whether a quorum is present at the Annual Meeting and abstentions will have the effect of negative votes.

Revocability of Proxies

      Any person giving a proxy has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 4 University Place, 4611 University Drive, Durham, North Carolina 27707, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

Solicitation

      The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

      The Company's Certificate of Incorporation provides for a classified Board consisting of three classes of directors serving staggered three-year terms, with each class consisting as nearly as possible of one-third of the total number of directors. The Bylaws of the Company provide for a Board consisting of such number of directors as may be fixed from time to time by resolution of two-thirds of the members of the Board or by two-thirds of the stockholders at an annual meeting of stockholders of the Company. The Board has fixed the number of directors to constitute the full Board at seven, with two classes consisting of two directors and the third class consisting of three directors. Two directors are to be elected at the Annual Meeting for a term expiring at the 2002 annual meeting of stockholders or until their successors have been duly elected and qualified.

      The Board has nominated M. Nixon Ellis, Ph.D. and Anthony B. Evnin, Ph.D. to stand for reelection to the class of directors whose term expires at the 2002 annual meeting of stockholders or until their successors are elected and have qualified. Each person nominated for reelection has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. In the event any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Nominees

      The following table sets forth information regarding the nominees

                       Year First            Class
                        Elected           Termination
      Name              Director    Age       Year             Position
      ----              --------    ---       ----             --------
M. Nixon Ellis, Ph.D.     1995      49        2002    President, Chief Operating
                                                       Officer and Director

Anthony B. Evnin, Ph.D.(1) 1995     58        2002             Director
---------------
(1) Member of Compensation Committee.

Business Experience of Nominees (for Election to Terms Expiring in 2002)

      M. Nixon Ellis, Ph.D. has served as a director of the Company since July 1995 and as President and Chief Operating Officer since September 1995. Prior to joining the Company, Dr. Ellis served as Global Brand Director, HIV/Retrovir(R) of Wellcome plc ("Wellcome"), a pharmaceutical company, from January 1995 through June 1995, where he was responsible for managing a $300 million worldwide business. From April 1993 through December 1994, Dr. Ellis served as Assistant Director, Group Licensing of Wellcome. Prior to that, Dr. Ellis served as Assistant Division Director, Virology of Burroughs Wellcome Co. ("Burroughs Wellcome"), a pharmaceutical company, from March 1991 to March 1993. Prior to assuming his management responsibilities at Wellcome, Dr. Ellis' research focused on the disease producing potential of drug resistant viral mutants. Dr. Ellis received a B.S. in biology from the University of South Carolina, an M.B.A. from the University of North Carolina, Chapel Hill, and an M.S. in medical microbiology and a Ph.D. in microbiology from the University of Georgia.

      Anthony B. Evnin, Ph.D. has served as a director of the Company since November 1995 and as a member of the Compensation Committee since August 1996. Since 1975, Dr. Evnin has been a general partner of Venrock Associates, a venture capital firm. Dr. Evnin received an A.B. in chemistry from Princeton University and a Ph.D. in chemistry from Massachusetts Institute of Technology. Dr. Evnin is currently a director of several privately-held companies and the following publicly-held companies: AxyS Pharmaceuticals, Inc., Centocor, Inc., and Ribozyme Pharmaceuticals, Inc., all of which are biopharmaceutical companies, and Opta Food Ingredients, Inc., a food ingredients company.

Business Experience of Continuing Directors with Terms Expiring in 2000 (Age)

      David W. Barry, M.D. (55) has served as Chairman of the Board and Chief Executive Officer since July 1995 and served as the Company's President from July through September 1995. Prior to joining the Company, Dr. Barry served as a member of the Board and as the Director of Research, Development and Medical Affairs of Wellcome from May 1994 through May 1995. From May 1989 through May 1994, Dr. Barry served as Vice President, Research, Development and Medical Affairs of Burroughs Wellcome. Dr. Barry is considered a leader in the field of antiviral therapy and is one of the co-inventors of AZT, the first drug to treat the human immunodeficiency virus ("HIV"). Dr. Barry also directed the clinical development of the first selective anti-herpes drug, acyclovir.
Before joining Burroughs Wellcome in 1977, Dr. Barry spent five years at the United States Food and Drug Administration ("FDA") in various capacities, including Director of the Influenza Task Force of the Bureau of Biologics and Acting Deputy Director of the Division of Virology at the Bureau of Biologics. Dr. Barry received a B.A. in French literature from Yale College and an M.D. from Yale University. Dr. Barry is currently a director of Family Health International, a not-for-profit company engaged in the business of family planning, and Molecular Biosystems, Inc., a publicly-held medical diagnostics company. Dr. Barry is a consultant to Life Science Ventures GmbH, a European venture capital company, and is also Chairman of the Inter-Company Collaboration on AIDS Drug Development, a pharmaceutical industry consortium.

      George McFadden (58) has served as a director of the Company since November 1995 and as a member of the Compensation Committee since August 1996. Since 1979, Mr. McFadden has served as a general partner of McFadden Brothers, an investment company. Mr. McFadden received a B.A. in business from Vanderbilt University and an M.B.A. from Columbia University. Mr. McFadden is currently a director of three privately-held companies, Washington, Inc. (where he serves as Chairman of the Board), Cryogenics Holdings, Inc. and Squaw Valley Corp., and of one publicly-held packaging company, Ball Corp.

Business Experience of Continuing Directors with Terms Expiring in 2001 (Age)

      Standish M. Fleming (51) has served as a director of the Company since July 1995 and as a member of the Audit Committee since June 1996. Since April 1993, Mr. Fleming has been a general partner of Forward Ventures, a venture capital firm. Mr. Fleming also served in an advisory position with Forward Ventures from February 1992 through April 1993. Prior to that, Mr. Fleming joined Ventana, a venture capital firm, in 1986 and served as a fund manager from January 1990 through January 1992. Mr. Fleming received a B.A. in English from Amherst College and an M.B.A. from the University of California, Los Angeles. Mr. Fleming currently serves as a director of four privately-held companies.

      Dennis B. Gillings, Ph.D. (54) has served as a director of the Company since May 1998. Dr. Gillings is Chairman and Chief Executive Officer of Quintiles Transnational Corp., which he founded in 1982. Quintiles Transnational Corp. is a provider of contract research, sales and marketing services to the pharmaceutical, biotechnology and medical device industries. Dr. Gillings served as a professor at the University of North Carolina at Chapel Hill from 1972 to 1988, and he currently serves on the University of North Carolina School of Public Health Foundation Board. Dr. Gillings received a Diploma in mathematical statistics from the University of Cambridge in 1967 and a Ph.D. in mathematics from the University of Exeter, England, in 1972.
Dr. Gillings is currently a director of several privately-held companies.

      Henry G. Grabowski, Ph.D. (58) has served as a director of the Company since May 1998 and as a member of the Audit Committee since June 1998. Dr. Grabowski has served as a professor in the Economics Department, Duke University, since 1976 and as the Director of the Program in Pharmaceuticals and Health Economics, Duke University, since 1983. Dr. Grabowski is considered a leader in the field of, and has authored and co-authored numerous books, monographs and articles concerning pharmaceutical regulation and innovation. Dr. Grabowski has served as an advisor to numerous private and public organizations, including the Institute of Medicine, the National Science Foundation and the General Accounting Office. Dr. Grabowski is an adjunct scholar at the American Enterprise Institute and he currently serves as Associate Editor of the The Quarterly Review of Economics and Finance and the Journal of Research in Pharmaceutical Economics. Dr. Grabowski received a B.S. in engineering physics from Lehigh University in 1962 and a Ph.D. in economics from Princeton University in 1967.

Board Meetings and Committees

      The Company's Board met a total of eight times and acted by written consent twice during the year ended December 31, 1998. Each director attended at least 75% of the aggregate of (i) the total meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he served, with respect to the Board meetings and Committee meetings, respectively, held in that portion of 1998 during which the director was serving as a member of the Board.

      The Company has a Compensation Committee currently composed of Dr. Evnin and Mr. McFadden. The Compensation Committee met once and acted by written consent four times in 1998. The Compensation Committee reviews and acts on matters relating to compensation levels and benefit plans for executive officers and key employees of the Company, including salary and stock options. The Compensation Committee is also responsible for granting stock awards, stock options and stock appreciation rights and other awards to be made under the Company's existing incentive compensation plans. To assist the Compensation Committee in administering benefit plans for non-executive employees of the Company, the Board has designated a Secondary Committee composed of Drs. Barry and Ellis. The Secondary Committee acted by written consent 12 times in 1998.

      The Company also has an Audit Committee currently composed of Mr. Fleming and Dr. Grabowski. The Audit Committee met twice in 1998. The Audit Committee assists in selecting the independent accountants, designating the services they are to perform and in maintaining effective communication with those accountants.

Director Compensation

      The Company reimburses its directors for all reasonable and necessary travel and other incidental expenses incurred in connection with their attendance at meetings of the Board. In addition, the Company's 1996 Stock Incentive Plan (the "1996 Plan") provides that each eligible non-employee director will automatically receive an option to purchase 2,000 shares of Common Stock upon a director's initial election or appointment to the Board and 2,000 shares of Common Stock for each full or partial year of the director's term, measured from the date of each annual meeting of stockholders. For eligible non-employee directors reelected to the Board, the 1996 Plan provides for the automatic grant of an option to purchase 2,000 shares of Common Stock for each full or partial year of the term to which the director is reelected, measured from the date of each annual meeting of stockholders. These options will have an exercise price equal to 100% of the fair market value of the Company's Common Stock on the grant date and will become exercisable in annual installments after the completion of each full or partial year of service following such grant.

      Under this Automatic Option Grant Program, on May 15, 1998 (the date of the Company's 1998 annual meeting of stockholders) each of the newly-elected non-employee directors, Drs. Gillings and Grabowski, received an automatic option grant to purchase 8,000 shares, and Mr. Fleming, who was reelected to the Board, received an automatic option grant to purchase 6,000 shares. The exercise price per share in effect under each of these options is $16.00, the fair market value per share of the Company's Common Stock on the grant date. For each of Drs. Gillings and Grabowski, options to purchase 2,000 of the 8,000 shares were immediately exercisable when granted. Provided that the director continues to serve on the Board, the remaining 6,000 option shares held by each of Drs. Gillings and Grabowski, as well as all 6,000 option shares held by Mr. Fleming, become exercisable in successive increments of 2,000 shares on the day immediately preceding the date of each subsequent annual meeting of stockholders until the automatic option becomes fully exercisable for all of the option shares.

      Under the 1996 Plan prior to its amendment on May 15, 1998, each of the current non-employee directors received, on June 24, 1997 (the date of the Company's 1997 annual meeting of stockholders), an automatic option grant to purchase the following number of shares: Dr. Evnin (2,667 shares), Mr. Fleming (1,334 shares) and Mr. McFadden (4,000 shares). The exercise price per share in effect under each of these options is $23.63, the fair market value per share of the Company's Common Stock on the grant date.

Vote Required

      The two candidates for the class of directors whose terms expire at the 2002 annual meeting of stockholders receiving the highest number of affirmative votes of the stockholders entitled to vote at the Annual Meeting will be reelected directors of Triangle. Unless otherwise instructed, the proxyholders will vote each returned proxy FOR the nominees named above, or for as many nominees of the Board as possible, such votes to be distributed among such nominees in the manner as the proxyholders see fit.

Recommendation of the Board

      The Board unanimously recommends a vote FOR the nominees listed above.

                                   PROPOSAL 2

             APPROVAL OF THE TERMS OF THE PREFERRED STOCK FINANCING

      On December 24, 1998, the Company completed a private placement of 170,000 newly issued shares of Series A Preferred Stock, par value $0.001 per share
(the "Preferred Stock"), at a price of $100.00 per share (the "Preferred Stock Financing"). The gross proceeds from the sale of the Preferred Shares were $17,000,000, with net proceeds to the Company equal to approximately $15,600,000.

      The Board has adopted a resolution submitting to the stockholders for their approval a proposal to approve the terms of the Preferred Stock Financing. Each share of Preferred Stock will convert automatically into ten shares of Common Stock of the Company upon the earlier of stockholder approval or December 24, 1999, resulting in the issuance of a total of 1,700,000 shares of Common Stock. If the stockholders do not approve the terms of the Preferred Stock Financing, the holders of the Preferred Stock will be entitled to receive a dividend of $5.00 per share.

      The Company intends to use the net proceeds from the Preferred Stock Financing, including the interest thereon, for general corporate purposes, including the Company's drug development programs, such as preclinical testing and clinical trials, the payment of license fees, the costs of obtaining patent protection and other payments to licensors, the potential acquisition of additional drug candidates, the development of a commercial infrastructure, the development of computerized systems to support clinical trials and working capital.

Terms of the Preferred Stock Financing

      The shares of Preferred Stock were issued pursuant to certain Purchase Agreements, each dated as of December 22, 1998 (the "Purchase Agreements"), and have certain rights set forth in a Certificate of Designations, Preferences and Rights (the "Certificate of Designations"). The sale of the Preferred Stock was made in a private placement to selected accredited institutional investors. The shares are restricted and may not be transferred or sold, except as permitted by the Purchase Agreements and pursuant to a registration of the shares of Preferred Stock or an available exemption from registration.

      If the stockholders do not approve the terms of the Preferred Stock Financing, each share of Preferred Stock will remain outstanding until December 24, 1999, at which time it will convert automatically into ten shares of Common Stock of the Company, and the holders of the Preferred Stock will be entitled to receive a dividend of $5.00 per share. This dividend will be payable, at the Company's option, in cash or Common Stock. Except for this conditional dividend, the holders of the Preferred Stock have no preferential rights to dividends or distributions (including liquidating distributions) from the Company. Instead, the holders of Preferred Stock are entitled to receive pro rata distributions with the holders of Common Stock on an as converted basis.

      Each holder of Preferred Stock is entitled to approximately 7.9 votes per share, voting together with the holders of Common Stock as a single class, on all matters submitted to a vote of the stockholders, except with respect to this Proposal 2, on which only the votes of holders of Common Stock will be considered. Without the consent of the holders of a majority of the outstanding shares of Preferred Stock, the Company may not authorize, issue or sell additional shares of Preferred Stock, amend or modify the Certificate of Designations or, with certain limited exceptions, redeem shares of Common Stock without also redeeming shares of Preferred Stock. In addition, the holders of Preferred Stock are entitled to notice in the event of certain proposed corporate actions. The holders of Preferred Stock have no other special voting rights or special consent rights, except as may be required by law. In the event that Proposal 2 is approved by the stockholders, each holder of Preferred Stock will receive ten shares of Common Stock in exchange therefor, resulting in an immediate increase in voting rights of approximately 2.1 votes per share of Preferred Stock held prior to the automatic conversion, or an absolute increase in the aggregate voting rights outstanding of 353,466 votes.

      Pursuant to the terms of each Purchase Agreement, the Company has agreed to file a resale registration statement with the Securities and Exchange Commission (the "SEC") relating to the sale of the Common Stock issuable upon conversion of the outstanding shares of Preferred Stock within 30 days after the conversion date. The Company has agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until December 24, 2000, the second anniversary of the closing of the sale of the Preferred Stock.

Effect on Outstanding Common Stock

      The issuance of the Preferred Stock and the Common Stock issuable upon the conversion of the outstanding shares of Preferred Stock will dilute the voting rights of each existing stockholder.

Vote Required

      The affirmative vote of a majority of the holders of Common Stock represented and voting at the Annual Meeting will be required to approve the terms of the Preferred Stock Financing. Pursuant to the Certificate of Designations, the holders of Preferred Stock are not entitled to cast a vote on this Proposal 2.

Recommendation of the Board

      The Board unanimously recommends a vote FOR the approval of the terms of the Preferred Stock Financing.

                                   PROPOSAL 3

                     RATIFICATION OF INDEPENDENT ACCOUNTANTS

      The Company is asking the stockholders to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending December 31, 1999.

Vote Required

      The affirmative vote of a majority of the stockholders represented and voting at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. In the event the stockholders fail to ratify the appointment, the Board will reconsider its selection. Even if the selection is ratified, the Board, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board believes that such a change would be in Triangle's and its stockholders' best interests.

      Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Recommendation of the Board

      The Board unanimously recommends a vote FOR the ratification and approval of the selection of PricewaterhouseCoopers LLP to serve as Triangle's independent accountants for the year ending December 31, 1999.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of January 31, 1999 by (i) each person known by the Company to beneficially own more than five percent of the Company's Common Stock or Series A Preferred Stock, (ii) each of the Company's directors and nominees for director, (iii) the Company's Chief Executive Officer and the four additional most highly compensated executive officers of the Company and (iv) all directors and executive officers of the Company as a group. All shares of Series A Preferred Stock vote with the Common Stock and each share is subject to automatic conversion into ten shares of Common Stock upon certain events. Please see "Proposal 2 -- Approval Of The Terms Of The Preferred Stock Financing" above.


                                                                              Amount and Nature of Beneficial Ownership
                                                            ---------------------------------------------------------------------
                                                                                                                Common Stock,
                                                                 Common Stock(2)        Preferred Stock(3)     As adjusted (4)
                                                                 ---------------        ------------------     ---------------
Name And Address Of Beneficial Owner (1)                     Number       Percent      Number      Percent    Number      Percent
----------------------------------------                    --------     --------     --------    -------    --------    --------
Funds advised by Soros Fund Management LLC (5)........      1,989,500         6.9%          --         --     1,989,500     6.5%
    888 Seventh Avenue, Suite 3300
    New York, NY 10106

Duquesne Fund, L.P. (6) ..............................        800,000         2.8%          --         --       800,000     2.6%
    Box N9204
    Charlotte House, Charlotte Street
    Nassau, Bahamas

Alta Partners ........................................             --           --      100,000     58.8%     1,000,000     3.3%
    One Embarcadero Center, Suite 4050
    San Francisco, CA 94111

Chase Capital Partners ...............................             --           --       70,000     41.2%      700,000      2.3%
    380 Madison Avenue
    New York, NY 10017

David W. Barry, M.D. (7) .............................      1,327,779         4.6%           --        --     1,327,779     4.3%

M. Nixon Ellis, Ph.D. (8)(9) .........................        628,055         2.2%           --        --       628,055     2.1%

Anthony B. Evnin, Ph.D. (10) .........................      1,468,705         5.1%           --        --     1,468,705     4.8%

Standish M. Fleming (11) .............................      1,344,553         4.7%           --        --     1,344,553     4.4%

George McFadden (12) .................................      2,366,334         8.2%           --        --     2,366,334     7.7%

Dennis B. Gillings, Ph.D. (13) .......................         12,000            *           --        --        12,000        *

Henry G. Grabowski, Ph.D. (14) .......................          3,000            *           --        --         3,000        *

Chris A. Rallis, J.D. (8)(15) ........................        261,677            *           --        --       261,677        *

Franck S. Rousseau, M.D. (8)(16) .....................         61,518            *           --        --        61,518        *

Carolyn S. Underwood (8)(17) .........................        191,553            *           --        --       191,553        *

All directors and executive officers
    as a group (15 persons) (7)-(18) .................      8,323,077        28.0%           --        --     8,323,077     27.2%

----------
*  Less than 1%.

(1) Except as otherwise indicated, (i) the persons named in the table have sole voting and investment power with respect to all shares of Common Stock and Preferred Stock shown as beneficially owned by them, subject to community property laws, where applicable and (ii) the address of all stockholders listed in the table is: 4 University Place, 4611 University Drive, Durham, North Carolina 27707. Beneficial ownership is calculated pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. The addresses of individual directors and nominees for election to the Board are indicated in their corresponding footnotes.

(2) On January 31, 1999, 28,901,255 shares of Common Stock were issued and outstanding.

(3) On January 31, 1999, 170,000 shares of Series A Preferred Stock were issued and outstanding.

(4) Assumes the conversion of all outstanding shares of Series A Preferred Stock into 1,700,000 shares of Common Stock, resulting in an as adjusted number of shares of Common Stock outstanding equal to 30,601,255 shares as of January 31, 1999.

(5) Includes shares of Common Stock held by the following entities that are advised by Soros Fund Management LLC ("SFM LLC"): (i) 1,000,000 shares of Common Stock held for the account of Quantum Industrial Partners LDC, (ii) 964,500 shares of Common Stock held for the account of Quantum Partners LDC, and (iii) 25,000 shares of Common Stock held for the account of Quasar International Partners C.V. Stanley F. Druckenmiller is the Lead Portfolio Manager and a Member of the Management Committee of SFM LLC, and is also the sole managing member of Duquesne LLC ("Duquesne"), an investment advisory firm which serves as a discretionary investment advisor to Duquesne Fund, L.P.

(6) Stanley F. Druckenmiller is the sole managing member of Duquesne and is also the Lead Portfolio Manager and a Member of the Management Committee of SFM LLC.

(7) Includes 51,631 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of January 31, 1999, 500,000 shares of Common Stock held by Barry Asset Partners, L.P., a Georgia limited partnership of which Dr. Barry serves as a general and limited partner, and 27,648 shares of Common Stock held by the Barry Charitable Foundation, Inc., a charitable North Carolina corporation of which Dr. Barry serves as President.

(8) Excludes an aggregate of 4,109 shares of Common Stock purchased by certain executive officers upon the conclusion of the purchase interval, ending February 26, 1999, under the Company's Employee Stock Purchase Plan.

(9) Includes 248,364 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of January 31, 1999, 152,333 shares of Common Stock held in a family trust, and 15,875 shares of Common Stock held by the Ellis Charitable Foundation, Inc., a charitable North Carolina corporation of which Dr. Ellis serves as President.

(10) Includes 1,334 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of January 31, 1999. Also includes 963,082 shares and 478,754 shares of Common Stock beneficially owned by Venrock Associates and Venrock Associates II, L.P., respectively. Dr. Evnin is a general partner of Venrock Associates and Venrock Associates II, L.P. and consequently shares voting and investment power with respect to all such shares. Dr. Evnin disclaims beneficial ownership of these shares other than to the extent of his individual partnership interest. Dr Evnin's address is 30 Rockefeller Plaza, New York, New York 10112.

(11) Includes 1,334 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of January 31, 1999. Also includes 1,025,000 shares and 233,663 shares of Common Stock beneficially owned by Forward Ventures II, L.P. and Forward Ventures III, L.P., respectively. Mr. Fleming is a general partner of Forward II Associates, L.P., which is the general partner of Forward Ventures II, L.P., and a managing member of Forward III Associates, L.L.C., which is the general partner of Forward Ventures III, L.P., and consequently shares voting and investment power with respect to all such shares. Mr. Fleming disclaims beneficial ownership of these shares other than to the extent of his individual partnership and member interests. Mr. Fleming's address is 9255 Towne Centre Drive, Suite 300, San Diego, California 92121.

(12) Includes 1,334 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of January 31, 1999. Also includes a total of 1,965,000 shares of Common Stock beneficially owned by each of the following persons in the amounts indicated: (i) McFadden Brothers (100,000 shares), (ii) McFadden Securities, L.P. (200,000 shares), (iii) a family trust under the will of Alexander B. McFadden (650,000 shares), (iv) three family trusts for the benefit of Mr. McFadden's children (240,000 shares), (v) other family members (560,000 shares), (vi) a former family member (90,000 shares) and (vii) a former family member as custodian for one of Mr. McFadden's children (125,000 shares). Mr. McFadden exercises shared voting and investment power with respect to all such shares. Mr. McFadden disclaims beneficial ownership of these shares other than to the extent of his pecuniary interest in the shares beneficially owned by McFadden Brothers, McFadden Securities, L.P. and the family trust under the will of Alexander B. McFadden. Mr. McFadden's address is 745 Fifth Avenue, New York, New York 10151.

(13) Includes 2,000 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of January 31, 1999. Dr. Gilling's address is 4709 Creekstone Drive, Durham, North Carolina 27703.

(14) Includes 2,000 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of January 31, 1999 and 1,000 shares of Common Stock held in a pension fund. Dr. Grabowski's address is Duke University, 305 Social Sciences, Box 90097, Durham, North Carolina, 27708.

(15) Includes 74,589 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of January 31, 1999. Also includes 500 shares held separately by Mr. Rallis' wife and 500 shares held by Mr. Rallis' wife as custodian for their children under the Uniform Gift to Minors Act.

(16) Includes 60,641 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of January 31, 1999.

(17) Includes 182,529 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of January 31, 1999. Also includes 500 shares held by Ms. Underwood as custodian for her son under the Uniform Gift to Minors Act.

(18) Includes 854,085 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of January 31, 1999.

                               EXECUTIVE OFFICERS

      The executive officers of the Company as of March 31, 1999 are as follows:

           Name               Age                    Position
           ----               ---                    --------

David W. Barry, M.D. ......... 55    Chairman of the Board and Chief Executive
                                     Officer

M. Nixon Ellis, Ph.D. ........ 49    Director, President and Chief Operating
                                     Officer

Phillip A. Furman, Ph.D. ..... 54    Chief Scientific Officer

James A. Klein, Jr. .......... 36    Chief Financial Officer and Treasurer

Bruce J. McCreedy, Jr., Ph.D.  39    Vice President, Clinical Virology and
                                     Diagnostics

Anne F. McKay ................ 44    Vice President, Drug Regulatory Affairs

George R. Painter, III, Ph.D.  48    Vice President, Research and Development

Chris A. Rallis, J.D. ........ 45    Vice President, Business Development,
                                     General Counsel and Secretary

Franck S. Rousseau, M.D. ..... 41    Vice President, Medical Affairs and Chief
                                     Medical Officer

Carolyn S. Underwood ......... 42    Vice President, Commercial Operations


      David W. Barry, M.D. is Chairman of the Board and Chief Executive Officer of the Company. See "Election of Directors" for a discussion of Dr. Barry's business experience.

      M. Nixon Ellis, Ph.D. is the President, Chief Operating Officer and a director of the Company. See "Election of Directors" for a discussion of Dr. Ellis' business experience.

      Phillip A. Furman, Ph.D. has served as Chief Scientific Officer since July 1997, and served as Vice President, Research and Chief Scientific Officer of the Company from September 1995 through June 1997. Prior to joining the Company, Dr. Furman served as Director, Virology of Burroughs Wellcome from July 1989 through June 1995, where he played a significant role in the development of both AZT and acyclovir. Dr. Furman's research while at Burroughs Wellcome focused on the structure and function of nucleic acid polymerizing enzymes. He is a co-inventor of the use of AZT for HIV therapy as well as a co-inventor of the use of Coviracil (TM) (emtricitibine), formerly known as FTC, to treat hepatitis B virus ("HBV") infections. Dr. Furman received a B.S. in biology from Piedmont College, an M.A. in microbiology from the University of Southern Florida and a Ph.D. in microbiology from Tulane University.

      James A. Klein, Jr. has served as Chief Financial Officer and Treasurer since November 1995, and served as Secretary and Treasurer from July 1995 through November 1995. Prior to joining the Company, Mr. Klein served as International Research, Development and Medical Financial Controller of Wellcome from May 1994 through June 1995. From June 1992 through May 1994, Mr. Klein served as Senior Financial Analyst of Burroughs Wellcome. Prior to that, Mr. Klein held various management positions in finance at Burroughs Wellcome. Mr. Klein received a B.A. in accounting from the University of Mississippi and is a certified public accountant.

      Bruce J. McCreedy, Jr., Ph.D. has served as Vice President, Clinical Virology and Diagnostics since August 1997 and served as Vice President, Clinical Diagnostics of the Company from March 1997 through July 1997. Prior to joining the Company, Dr. McCreedy served in the following positions at Laboratory Corporation of America (formerly Roche Biomedical Laboratories):
Associate Vice President of Infectious Diseases and Clinical Trials from July 1995 to February 1997, Director of Infectious Diseases and Clinical Trials from 1993 to 1995, and Associate Director of Infectious Diseases from 1990 to 1993. While at Laboratory Corporation of America, Dr. McCreedy was involved in the development of diagnostic test systems for the detection and quantitation of human retroviruses and hepatitis B and C viruses. Dr.

McCreedy received his B.S. degree from Wake Forest University in medical microbiology and a Ph.D. in microbiology from the Bowman Gray School of Medicine.

      Anne F. McKay has served as Vice President, Drug Regulatory Affairs since October 1996. Prior to joining the Company, Ms. McKay served as Director of Regulatory Affairs with Medco Research, Inc. ("Medco") from July 1995 to September 1996. Prior to joining Medco, Ms. McKay served as Director of Regulatory Affairs, North America, with Burroughs Wellcome, and held various other regulatory positions during a 15-year tenure at Burroughs Wellcome. While at Burroughs Wellcome, Ms. McKay's department was responsible for providing support for various FDA submissions, including the NDA submissions for AZT and acyclovir. Ms. McKay received her B.S. in animal science from Michigan State University.

      George R. Painter, III, Ph.D. has served as Vice President, Research and Development since July 1997, and served as Vice President, Chemistry and Technical Development of the Company from January 1996 through June 1997. From July 1995 through January 1996, Dr. Painter served as Director of Research Process for Glaxo Wellcome plc ("Glaxo"), a pharmaceutical company, and from June 1993 through July 1995, he served as Assistant Director of Virology for Burroughs Wellcome. While at Burroughs Wellcome, Dr. Painter led the international development of both an HIV protease inhibitor and Coviracil. He is also a co-inventor of the use of Coviracil to treat HBV infections. Dr. Painter received a B.S. in chemistry, an M.S. in physical chemistry and a Ph.D. in organic chemistry from Emory University.

      Chris A. Rallis, J.D. has served as Vice President, Business Development, General Counsel and Secretary since November 1995. Prior to joining the Company, Mr. Rallis served in the following positions with Burroughs Wellcome: Vice President, Planning and Business Development from February 1994 to June 1995; Director, Planning and Business Development from June 1993 through February 1994; and Assistant General Counsel from June 1991 through June 1993. During Mr. Rallis' tenure at Burroughs Wellcome, his department was responsible for finalizing licensing agreements with Emory University and Vertex Pharmaceuticals Incorporated and a consumer healthcare joint venture with Warner-Lambert Company. Mr. Rallis received an A.B. degree in economics from Harvard College and a J.D. from Duke University.

      Franck S. Rousseau, M.D. has served as Vice President, Medical Affairs and Chief Medical Officer since March 1997. From 1995 through March 1997, Dr. Rousseau served as Associate Director, International Antiviral Clinical Research for Glaxo. Prior to joining Glaxo, Dr. Rousseau was Director of Infectious Diseases and HIV Clinical Research at Wellcome France from 1993 through 1995. From 1990 through 1993, Dr. Rousseau was a Clinical Research Physician with the French National Agency for Research Against AIDS. Dr. Rousseau has been involved with the clinical development of several anti-HIV drugs. Dr. Rousseau received the equivalent of a B.A. from the University of Paris and his M.D. from the University of Paris, College of Medicine.

      Carolyn S. Underwood has served as Vice President, Commercial Operations since January 1998. Ms. Underwood served as Vice President, Marketing and Investor Relations of the Company from November 1996 through December 1997 and served as Vice President, Marketing from January 1996 through November 1996. Prior to joining the Company, Ms. Underwood served as Director, CNS Marketing of Glaxo from June 1995 through December 1995. Prior to that, Ms. Underwood served as Director, Marketing Division of Nippon Wellcome KK, a pharmaceutical company of which Wellcome was one of the joint venture partners, from February 1994 through June 1995. Ms. Underwood also served as Senior Director of Marketing of Burroughs Wellcome from July 1991 through January 1994. Ms. Underwood received a B.S. in nursing from the University of North Carolina, Chapel Hill.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

         The following table sets forth information concerning the aggregate compensation paid by the Company to the Company's Chief Executive Officer and to the four additional most highly compensated executive officers (the "Named Executive Officers") for services rendered in all capacities to the Company for the years ended December 31, 1996, 1997 and 1998:

                           Summary Compensation Table

                                                                        Long Term
                                                                       Compensation
                                                       Annual          ------------
                                                   Compensation(1)        Awards
                                                -------------------    ------------
                                                                        Securities
                                                                        Underlying      All Other
Name and                                         Salary        Bonus    Options/SARs  Compensation
Principal Position                       Year      ($)          ($)         (#)          ($)(2)
---------------------------------------- -----   -------      ------    ------------  ------------
 David W. Barry, M.D. .................. 1998    239,000      72,000      50,000        14,550
     Chairman and Chief                  1997    221,375      84,102      60,000        13,335
     Executive Officer                   1996    205,333      20,000     197,214        11,070

M. Nixon Ellis, Ph.D. .................. 1998    210,000      63,000      38,000         1,445
    President, Director and              1997    194,750      74,822      40,000         1,310
    Chief Operating Officer              1996    180,000      17,500     230,867         1,200

Chris A. Rallis, J.D. .................. 1998    193,000      95,628      23,000         2,220
    Vice President, Business             1997    179,270      69,044      38,000         2,125
    Development, General                 1996    158,333      16,500      57,970         1,035
    Counsel and Secretary

Franck S. Rousseau, M.D. ............... 1998    170,000(3)   55,000      25,058(3)        455
    Vice President, Medical              1997(4) 113,095      48,102     118,362            --
    Affairs and Chief Medical Officer    1996(4)      --          --          --            --

 Carolyn S. Underwood .................. 1998    179,000      69,749      23,000           421
    Vice President, Commercial           1997    166,050      63,614      32,000           421
    Operations                           1996    151,177      26,250     184,035           211

----------

(1) The aggregate amount of perquisites and other personal benefits, if any, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Named Executive Officer and has therefore been omitted.

(2) Represents the amounts paid by the Company (i) during 1998, 1997 and 1996 in the form of premiums for individual life insurance policies for the benefit of the Named Executive Officers and (ii) during 1998 and 1997, respectively, as matching 401(k) contributions in the following amounts for the following Named Executive Officers: Dr. Barry, $1,000 and $945; Mr. Rallis, $1,000 and $1,000; and Dr. Rousseau, $910 and $0.

(3) Excludes an aggregate of $12,000 of Dr. Rousseau's $182,000 salary earned in 1998 allocated toward the acquisition of options to purchase 2,058 shares of Common Stock under the Company's Salary Investment Option Grant Program for $5.83 per underlying share, which amount is equal to 1/3 of the fair market value of the underlying shares of Common Stock on the date of grant. The options were granted on January 7, 1998, were fully vested as of December 31, 1998, and are exercisable at a price of $11.67 per share, which amount is equal to 2/3 of the fair market value of the underlying shares of Common Stock on the date of grant.

(4) Dr. Rousseau was not employed by the Company prior to March 31, 1997.

Stock Options

      The following table sets forth information concerning stock option grants made to each of the Named Executive Officers during the year ended December 31, 1998. The Company did not grant any stock appreciation rights to the Named Executive Officers during the year ended December 31, 1998.

                      Option/SAR Grants In Last Fiscal Year

                                             Individual Grants
                               -------------------------------------------------
                                             Percent of                                 Potential Realizable Value at
                                Number of   Total Options/                              Assumed Annual Rates of Stock
                               Securities    SARs Granted                                Price Appreciation for
                               Underlying   to Employees    Exercise or                        Option Term (4)
                              Options/SARs    in Fiscal    Base Price   Expiration      -------------------------------
Name                            Granted(1)   Year (%)(2)    ($ Sh)(3)      Date          0%($)     5%($)       10%($)
---------------------         -----------    -----------    ---------     -------        -----     -----       ------
David W. Barry, M.D. .........  35,000(5)          4.5         16.00      5/14/08                 352,181      892,496
                                15,000(6)          1.9         11.13     11/23/08         0       104,947      265,956

M. Nixon Ellis, Ph.D. ........  27,000(5)          3.5         16.00      5/14/08                 271,682      688,497
                                11,000(6)          1.4         11.13     11/23/08         0        76,961      195,034

Chris A. Rallis, J.D. ........  16,000(5)          2.1         16.00      5/14/08                 160,997      407,998
                                 7,000(6)          0.9         11.13     11/23/08         0        48,975      124,113

Frank S. Rousseau, M.D. ......   2,058(7)          0.3         11.67(8)    1/6/08    12,000(8)     34,648       69,397
                                10,000(5)          1.3         16.00      5/14/08         0       100,623      254,999
                                13,000(6)          1.7         11.13     11/23/08         0        90,954      230,495

Carolyn S. Underwood .........  15,000(5)          1.9         16.00      5/14/08         0       150,935      382,498
                                 8,000(6)          1.0         11.13     11/23/08         0        55,972      141,843

----------

(1) All options were granted under the 1996 Stock Incentive Plan (the "1996 Plan"). Unless otherwise indicated, each option vests and becomes exercisable as follows: 25% after 12 months of service measured from the date of the option grant (indicated by footnote for each grant), and the remaining 75% thereafter in a series of 36 equal monthly installments.

(2) The Company granted options to acquire an aggregate of 780,125 shares of Common Stock to the Company's officers and employees in 1998.

(3) Unless otherwise indicated, the exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock on the dates the respective options were granted as determined by the Compensation Committee of the Board. The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date or a combination of cash or shares or any other form of consideration approved by the Board or the Compensation Committee. The fair market value of shares of Common Stock is determined in accordance with certain provisions of the 1996 Plan based on the closing selling price per share of a share of Common Stock on the date in question on the Nasdaq National Market.

(4) There is no assurance provided to any Named Executive Officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 0%, 5% or 10% levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the Named Executive Officers.

(5) Options granted on May 15, 1998 pursuant to the Company's Discretionary Option Grant Program. The shares subject to each option will immediately vest in the event the Company is acquired by a merger or asset sale, unless the options are assumed by the acquiring entity. The options further provide that the shares subject to each option will immediately vest even if options are assumed by the acquiring entity if the Named Executive Officer's employment is terminated involuntarily (which includes, among other things, a reduction in the responsibilities of the Named Executive Officer) at any time within 12 months after the merger or asset sale.

(6) Options granted on November 24, 1998 pursuant to the Company's Discretionary Option Grant Program. The shares subject to each option will immediately vest in the event the Company is acquired by a merger or asset sale, unless the options are assumed by the acquiring entity. The options further provide that the shares subject to each option will immediately vest even if options are assumed by the acquiring entity if the Named Executive Officer's employment is terminated involuntarily (which includes, among other things, a reduction in the responsibilities of the Named Executive Officer) at any time within 12 months after the merger or asset sale.

(7) Options granted on January 7, 1998 pursuant to the Company's Salary Investment Option Grant Program. The options vested in 12 equal installments over each month in 1998. The shares subject to each option will immediately vest in the event that there is a change in control or other hostile takeover of the Company.

(8) Pursuant to the Company's Salary Investment Option Grant Program, Dr. Rousseau allocated an aggregate of $12,000 of his $182,000 salary earned in 1998 toward the acquisition of the options for $5.83 per underlying share, which amount is equal to 1/3 of the fair market value of the underlying shares of Common Stock on the date of grant. The options are exercisable at a price of $11.67 per share, which amount is equal to 2/3 of the fair market value of the underlying shares of Common Stock on the date of grant.

Option Exercises and Holdings

         The following table provides information concerning option exercises during the year ended December 31, 1998 by the Named Executive Officers and the value of unexercised options held by each of the Named Executive Officers as of December 31, 1998. No stock appreciation rights were exercised during the year ended December 31, 1998.



                                      Aggregated Option/SAR Exercises In Last Fiscal Year
                                          and Fiscal Year-End Option/SAR Values

                                                                    Number of                   Value of Unexercised
                                                               Unexercised Options             In-the-Money Options at
                              Shares                             at FY-End (#)                December 31, 1998($)(1)
                             Acquired on      Value       -----------------------------      ------------------------
Name                         Exercise (#)   Realized ($)  Exercisable(2)  Unexercisable     Exercisable  Unexercisable
----                         ------------   ------------  --------------  -------------     -----------  -------------

David W. Barry, M.D. .......      --             --            47,879        87,502         1 68,149        37,500

M. Nixon Ellis, Ph.D. ......      --             --           245,867        63,000        2,973,647        27,500

Chris  A. Rallis, J.D. .....      --             --            72,218        46,752          643,095        17,500

Franck S. Rousseau, M.D. ...      --             --            52,694        90,726                0        32,500

Carolyn S. Underwood .......      --             --           180,533        43,002        2,062,957        20,000

----------

(1) Value is defined as the fair market price of the Company's Common Stock at December 31, 1998 less the exercise price. On December 31, 1998, the closing selling price of a share of the Company's Common Stock on the Nasdaq National Market was $13.63.

(2) These options are immediately exercisable but the Named Executive Officers' interests in certain of the option shares vest over time. All unvested shares purchased by the Named Executive Officers are subject to repurchase by the Company at the exercise price per share. As of December 31, 1998, Dr. Barry's interest in 11,104 of these option shares was unvested, Dr. Ellis' interest in 70,592 of these option shares was unvested, Mr. Rallis' interest in 19,908 of these option shares was unvested, Dr. Rousseau's interest in all of these option shares was vested, and Ms. Underwood's interest in 48,953 of these option shares was unvested.

Employment Contracts and Change of Control Arrangements

      The Company entered into an employment agreement with Dr. David W. Barry, the Company's Chairman and Chief Executive Officer, as of November 23, 1998. Pursuant to the agreement, the Company has employed Dr. Barry at a base salary of $239,000 per year for a period of two years, subject to increase by the Company's Board. The Company has also agreed to provide to Dr. Barry any other benefits that are provided to the Company's other executive officers. Dr. Barry's employment is terminable at will by either the Company or Dr. Barry. In the event Dr. Barry's employment is terminated by the Company for any reason or Dr. Barry resigns at any time within two years of the date of the agreement, the Company has agreed to continue to pay Dr. Barry's then-current base salary for a period of two years and Dr. Barry has agreed that during the two-year period he will not serve as the chairman, chief executive officer or president of, or participate in or direct the development of drugs for the treatment of viral diseases for, any for-profit business in the pharmaceutical industry that competes in the United States with the Company. In addition, in the event that Dr. Barry's employment is terminated by the Company without cause at any time within two years of the date of the agreement, the Company has agreed to accelerate the vesting of any unvested stock and/or options held by Dr. Barry. The agreement will terminate automatically in the event of any change in control of the Company.

      In February 1999, the Company also entered into employment agreements with each officer of the Company, including each Named Executive Officer. Under these employment agreements, each officer is employed until December 31, 2000, with automatic renewals from year to year thereafter, unless otherwise terminated. Each officer is also eligible to participate in the Company's retirement and welfare benefit plans. Any officer's employment is terminable at will by either the Company or such officer. In the event an officer's employment is terminated by the Company without cause or the Company elects not to renew the officer's term, the Company has agreed to continue to pay such officer's then-current base salary for a period of eighteen months and to accelerate by 12 months the vesting of unvested stock and/or options, subject to such officer's agreement during the eighteen-month period not to engage in the same or similar function area in any for-profit pharmaceutical business that competes with the Company in the field of HIV/hepatitis B within North America. In addition, in the event that, within 12 months following a change in control, an officer's employment is terminated by the Company without cause, the officer resigns for good reason, or the Company elects not to renew the officer's term, the Company has agreed to continue to pay such officer's then-current base salary for a period of two years and to accelerate totally the vesting of any unvested stock and/or options.

      All of the options awarded by the Company to the Named Executive Officers during the year ended December 31, 1998 provide that the shares subject to each option will immediately vest in the event the Company is acquired by a merger or asset sale, unless the options are assumed by the acquiring entity. The options further provide that the shares subject to each option will immediately vest even if the options are assumed by the acquiring entity if the Named Executive Officer's employment is terminated involuntarily (which includes, among other things, a reduction in the responsibilities of the Named Executive Officer) at any time within twelve months after the merger or asset sale.

Compensation Committee Interlocks and Insider Participation

      The Company's Compensation Committee was established in June 1996. Its members are Dr. Evnin and Mr. McFadden. Dr. Evnin is a general partner of Venrock Associates and Venrock Associates II, L.P., both of which purchased preferred stock from the Company as part of several private placement transactions completed by the Company during the years ended December 31, 1995 and 1996. Mr. McFadden and several affiliated individuals and entities also purchased preferred stock from the Company as part of these financings. Mr. McFadden received a finder's fee of $500,000 in connection with the private placement of 2,000,000 shares of Common Stock by the Company in June 1997. See "Certain Relationships and Related Transactions."

      Notwithstanding anything to the contrary set forth in the Company's previous filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report of the Compensation Committee and the performance graph on page 20 shall not be incorporated into any such filings.

Compensation Committee Report on Executive Compensation

      The Compensation Committee (the "Committee") offers this report regarding compensation for the Company's executive officers and Chief Executive Officer.

      General Compensation Policy

      The Company's primary objective is to maximize the value of its shares over time. Accomplishing this objective requires the Company to successfully develop and market safe and effective drugs, primarily for the treatment of viral diseases. The Committee, with this objective in mind, authorizes compensation packages for the Company's executive officers designed to retain and attract top quality management and to encourage them to contribute to the achievement of the Company's business objectives. In addition, the Committee attempts to establish compensation packages that are comparable to the packages received by executives of similar companies and reasonable in light of the Company's expenditures on its drug development programs.

      The Company compensates its executive officers with a combination of salary and incentives designed to encourage efforts to achieve both the short-term and long-term goals of the Company. The compensation structure attempts to reward both individual contributions as well as the Company's overall performance. Many traditional measures of corporate performance, such as earnings per share or sales growth, are less applicable to the performance of development stage pharmaceutical companies, like the Company, than to mature pharmaceutical companies or companies in other industries. As a result, in making executive compensation decisions the Committee evaluates other indications of performance, such as the progress of the Company in achieving milestones in the development of its drug candidates, in obtaining rights to drug candidates and in raising the capital needed for its operations.

      The basic components of the Company's compensation packages for its executive officers include the following:

             o  Base Salary
             o  Annual Incentives
             o  Long-term Incentives
             o  Benefits

      Each officer's package contains a mix of these elements and is designed to provide a level of compensation competitive with the compensation paid to comparable officers of companies of similar size in similar industries. Based on various surveys of executive compensation within the Company's industry, the Committee believes it achieved this level of aggregate executive compensation during 1998. The Company favors a compensation structure that aligns the long-term interests of its executive officers with the interests of its stockholders, and as a result places more weight upon long-term incentives in the form of stock options than upon base salary and annual incentives.

      Base Salary and increases in base salary are determined by both individual and Company performance and the salary levels in effect for companies of similar size in similar industries. During 1998, the Committee sought to set the base salaries of the Company's officers at a level around the 75th percentile of the range of salaries of officers in comparable companies. In addition, the Committee considered the following factors in setting the base salaries for executive officers during 1998: the Company's success in achieving milestones in the development of its drug candidates, in obtaining rights to drug candidates and in raising the capital needed for its operations, and any special expertise of a particular executive. During 1998, the base salaries for the Named Executive Officers (excluding Dr. Barry) increased by an average of approximately 11% over their annualized base salaries during 1997.

      Annual Incentives in the form of cash bonuses are awarded by the Committee based upon its evaluation of the performance of each executive officer and the achievement of Company goals during the year. In 1998, annual incentive compensation awarded to the Named Executive Officers (excluding Dr. Barry) averaged approximately 37% of base salary and totaled in the aggregate $283,377. The awards reflect the Committee's objective to provide a level of compensation competitive with the compensation paid to comparable officers of companies of similar size in similar industries.

      Long-Term Incentive compensation in the form of stock options is expected to be the largest element of total compensation over time. Grants of stock options are designed to align the long-term interests of each officer with the interests of the Company's stockholders and to provide long-term incentives for the individual officer to remain with the Company. Stock options provide each officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The size of the option grant to each officer is based on the officer's current position and expected future contributions to the Company's business. Awards of stock options are designed to have an expected aggregate exercise value over time equal to a multiple of salary which will create a significant opportunity for stock ownership.

      During 1998, the Named Executive Officers (excluding Dr. Barry) were granted ten-year options to purchase an aggregate of 107,000 shares of the Company's Common Stock, excluding options to acquire 2,058 shares of Common Stock granted to Dr. Rousseau under the Company's Salary Investment Option Grant Program. Of the 107,000 option shares granted, 68,000 were granted in May 1998 at an exercise price of $16.00 per share and 39,000 were granted in November 1998 at an exercise price of $11.13 per share. All of the options (other than Dr. Rousseau's Salary Investment options) vest over a four year period as long as the Named Executive Officer continues to remain employed by the Company. The options were awarded by the Committee based on the significant milestones achieved by the Company during 1998. The Committee also considered the total percentage of outstanding shares beneficially owned by the Named Executive Officers as compared to the stock ownership of similar officers at comparable companies. The Committee believes that the option grants were at a level around the 75th percentile of the range of option grants to officers in comparable companies.

      Benefits offered to the Company's executive officers serve as a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to the Company's executive officers are substantially the same as those offered to all the Company's regular employees.

      CEO Compensation

      Dr. Barry's 1998 base salary of $239,000 represented an increase of approximately 8% over his base salary during 1997. The cash bonus paid to Dr. Barry decreased from $84,102 during 1997 to $72,000 during 1998. The amount of Dr. Barry's base salary and cash bonus were below the average for chief executive officers of comparable companies, reflecting the Committee's objective, particularly in the case of Dr. Barry, of placing more weight upon long-term incentives than upon base salary and annual incentives.

      The Committee expects that the stock options granted to Dr. Barry will represent the largest element of his compensation and provide a direct link between Dr. Barry's compensation and the Company's performance. During 1998, Dr. Barry received ten-year options to purchase an aggregate of 50,000 shares of the Company's Common Stock, including 35,000 option shares at an exercise price of $16.00 per share and 15,000 option shares at an exercise price of $11.13 per share. All of the options vest over a four year period as long as Dr. Barry continues to remain employed by the Company. As with the other Named Executive Officers, the options granted to Dr. Barry were awarded based on the significant milestones achieved by the Company during 1998. The Committee believes that the option grants were at a level around the 75th percentile of the range of option grants to chief executive officers in comparable companies. Additionally, the total percentage of outstanding shares beneficially owned by Dr. Barry is above the median as compared to the stock ownership of similar officers at comparable companies. It is the Committee's judgment that Dr. Barry's scientific and management leadership is extremely important to the Company, and it is therefore essential to provide Dr. Barry with a significant unvested stock ownership position in the Company.

                  COMPENSATION COMMITTEE

                  Anthony B. Evnin, Ph.D.
                  George McFadden

Performance Graph

      The following graph compares total stockholder returns since the Company became a reporting company under the Exchange Act to the Nasdaq CRSP Total Return Index ("Nasdaq Broad Index") for the Nasdaq Stock Market (U.S. Companies) and the Nasdaq CRSP Pharmaceutical Index ("Nasdaq Pharmaceutical Index"). The total return for each of the Company's Common Stock, the Nasdaq Broad Index and the Nasdaq Pharmaceutical Index assumes the reinvestment of dividends, although dividends have not been declared on the Company's Common Stock. The Nasdaq Pharmaceutical Index is made up of all companies with the standard industrial classification (SIC) Code 283 (category description "Drugs"). The companies comprising the Nasdaq Pharmaceutical Index are available upon written request to Investor Relations at the Company's executive offices. The stockholder return shown on the graph below is not necessarily indicative of future performance and the Company will not make or endorse any predictions as to future stockholder returns.

                                [GRAPHIC OMITTED]

                                           Cumulative Total Return
                                       -----------------------------------
                                                         December 31,
                                       November 1,  ----------------------
                                          1996      1996     1997     1998
                                          ----      ----     ----     ----

     TRIANGLE PHARMACEUTICALS, INC.         100      229      146     136

     NASDAQ STOCK MARKET-US                 100      106      130     183

     NASDAQ PHARMACEUTICALS                 100      103      106     136


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In November 1998, the Company entered into a new Employment Agreement with Dr. Barry, the Company's Chairman and Chief Executive Officer. In February 1999, the Company entered into employment agreements with each executive officer of the Company. See "Executive Compensation and Other Information--Employment Contracts and Change of Control Arrangements."

      As part of the private placement completed on June 6, 1997, the purchasers received certain registration rights as well as the right, until June 6, 1999, to nominate one designee to serve on the Company's Board, subject to the prior approval of the Company's Chairman and certain other limitations. In the private placement transaction, the company issued 2,000,000 shares of Common Stock to the Duquesne Fund, L.P. and to three entities associated with Soros Fund Management LLC, which three entities collectively own more than 5% of the Company's Common Stock. Stanley F. Druckenmiller, the Lead Portfolio Manager and a Member of the Management Committee of SFM LLC, is also the sole managing member of Duquesne LLC, an investment advisory firm which serves as a discretionary investment advisor to Duquesne Fund, L.P. On January 23, 1998, the Company filed a Registration Statement on Form S-3 registering for resale the 2,000,000 shares (plus an additional 789,500 shares acquired prior to the private placement). The Company was introduced to the purchasers by Mr. McFadden, a director of the Company, who received a finder's fee of $500,000 in connection with the transaction.

      The Company has entered into a number of agreements with certain direct or indirect wholly-owned subsidiaries of Quintiles Transnational Corp. (collectively, "Quintiles") pursuant to which Quintiles has rendered or has agreed to render contract services on behalf of Triangle, including, among other services, clinical monitoring, pre-clinical testing, drug product formulation and packaging and central laboratory services. Dennis B. Gillings, Ph.D., a director of the Company, is the Chairman and Chief Executive

Officer and a significant shareholder of Quintiles Transnational Corp. The Company paid Quintiles nominal amounts in 1996 and approximately $450,000 and $1,271,000 during 1997 and 1998, respectively, for services rendered.

      In June 1998, Dr. Gillings purchased 10,000 shares of Common Stock directly from the Company pursuant to the Stock Issuance Program under the 1996 Plan. Dr. Gillings paid a total of $161,250 for the shares, equal to $16.125 per share, which was the fair market value of the shares on the date of purchase.

      The Company has a policy that all material transactions between the Company and its officers, directors, principal stockholders and other affiliates will be approved in accordance with the Delaware General Corporation Law by a majority of the Board, including a majority of the independent and disinterested directors of the Board, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

      The Company's Second Restated Certificate of Incorporation eliminates, subject to certain exceptions, directors' personal liability to the Company or its stockholders for monetary damages for breaches of fiduciary duties. The Second Restated Certificate of Incorporation does not, however, eliminate or limit the personal liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

      The Company's Restated Bylaws provide that the Company shall indemnify its directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law, and may indemnify its other officers, employees and other agents as set forth in the Delaware General Corporation Law. In addition, the Company has entered into indemnification agreements with its directors and officers. The indemnification agreements contain provisions that require the Company, among other things, to indemnify its directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as directors or executive officers of the Company or other entities to which they provide service at the request of the Company and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers. The Company has obtained an insurance policy covering directors and officers for claims that such directors and officers may otherwise be required to pay or for which the Company is required to indemnify them, subject to certain exclusions.

      As of the date of this proxy statement, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires Triangle's officers and directors, and persons who own more than 10% of a registered class of Triangle's equity securities, to file reports of ownership and changes in ownership with the SEC and the Nasdaq Stock Market. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish Triangle with copies of all reports they file pursuant to Section 16(a).

      Based solely on a review of the copies of such reports furnished to Triangle, or written representations that no Form 5s were required, Triangle believes that, during 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were satisfied.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

      Stockholder proposals that are intended to be presented at the Company's annual meeting of stockholders to be held in 2000 must be received by the Company no later than December 7, 1999, in order to be included in the proxy statement and related proxy materials.

                                    FORM 10-K

      THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO THE ATTENTION OF INVESTOR RELATIONS AT THE COMPANY'S EXECUTIVE OFFICES WHICH ARE LOCATED AT 4 UNIVERSITY PLACE, 4611 UNIVERSITY DRIVE, DURHAM, NORTH CAROLINA 27707.

      INFORMATION REQUIRED BY ITEM 13(A) OF SCHEDULE 14A IS HEREBY INCORPORATED BY REFERENCE FROM THE COMPANY'S ANNUAL REPORT ON FORM 10-K.

                                 OTHER BUSINESS

      The Board knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Dated: April 5, 1999                Order of the Board of Directors



                                   Chris A. Rallis, Secretary

                                   PROXY CARD

                         TRIANGLE PHARMACEUTICALS, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints David W. Barry and Chris A. Rallis jointly and severally, as proxies, with full power of substitution and resubstitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Triangle Pharmaceuticals, Inc. to be held on Friday, May 14, 1999, or at any postponements or adjournments thereof, as specified on the reverse, and to vote in his discretion on such other business as may properly come before the Annual Meeting and any adjournments thereof.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND WILL BE VOTED BY THE PROXYHOLDERS AT THEIR DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE MEETING OR ANY ADJOURNMENTS THEREOF. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS JUST SIGN BELOW, NO BOXES NEED BE CHECKED.

                  (PLEASE SIGN AND DATE ON REVERSE SIDE)

                           PLEASE DATE, SIGN AND MAIL YOUR
                        PROXY CARD BACK AS SOON AS POSSIBLE!

                          ANNUAL MEETING OF STOCKHOLDERS
                          TRIANGLE PHARMACEUTICALS, INC.

                                MAY 14, 1999

                  PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

A /X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1. Election of Directors:

   / / Vote FOR all nominees at right (except as withheld in the space below)

   / / Vote WITHHELD from all nominees

Instruction: To withhold authority to vote for any individual nominee, check the box "Vote FOR" and write the nominee's name on the line below.

----------------------------------------------------------------
NOMINEES:

M. Nixon Ellis, Ph.D. and Anthony B. Evnin, Ph.D. will stand for reelection to the Board for terms to expire in 2002.

2. Approval of Preferred Stock Financing: To approve the terms of the issuance by the Company, on December 24, 1998, of 170,000 shares of Series A Preferred Stock, par value $0.001 per share, at a price of $100.00 per share.

            / / FOR                / / AGAINST            / / ABSTAIN

3. Ratification of Accountants: To ratify and approve the selection of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending December 31, 1999.

             / / FOR                / / AGAINST            / / ABSTAIN

CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING  / /

------------------------------                 -------------------------------
 SIGNATURE OF STOCKHOLDER                      PRINTED NAME OF STOCKHOLDER

------------------------------                 Dated:     , 1999

  TITLE (IF APPROPRIATE)

------------------------------

Note: Please sign exactly as name appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.